Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund		  Class		    Expense Limitation
				    Period Ends

Floating	  Class A	    January 31, 2016
Rate Fund	   1.10%

  		  Advisor Class
		   0.90%

		  Institutional Class
		   0.70%


Schedule A amended: January 31, 2015


FIRST INVESTORS INCOME FUNDS


      By:  	/S/ WILLIAM LIPKUS
      Name:	William Lipkus
      Title: 	President


FIRST INVESTORS MANAGEMENT COMPANY, INC.


      By:  	/S/ WILLIAM LIPKUS
      Name:	William Lipkus
      Title:	President